SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
919 THIRD AVENUE
NEW YORK, NEW YORK 10022-9998
(212) 758-9500


                                        February 21, 1997

T. Rowe Price Capital Appreciation Fund
100 East Pratt Street
Baltimore, Maryland 21202

Dear Sirs:

          T. Rowe Price Capital Appreciation Fund
(the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, is filing with the Securities and Exchange Commission (the "Commission") a Rule 24f-2
Notice (the "24f-2 Notice") containing the information contained in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940, as amended (the
"Rule"). The effect of the Rule 24f-2 Notice, when accompanied by the filing fee, if any, payable as prescribed by paragraph (c) of the Rule and by this opinion, will be to make definite in number the number of shares sold by the Trust during the fiscal year ended December 31, 1996 in reliance upon the Rule (the
"Rule 24f-2 Shares").

          We have, as counsel to the Trust,
participated in various proceedings relating to the Trust and to the Rule 24f-2 Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Master Trust
Agreement and By-laws, as currently in effect, and a certificate dated February 6, 1997 issued by the Secretary of State of the Commonwealth of Massachusetts, certifying the existence and good standing of the Trust. We have also reviewed the form of the Rule 24f-2 Notice being filed by the Trust. We are generally familiar with the business affairs of the Trust.

          The Trust has advised us that the Rule
24f-2 Shares were sold in the manner contemplated by the prospectus of the Trust that was current and effective under the Securities Act of 1933 at the time of the sale, and that the Rule 24f-2 Shares were sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended.

          Based upon the foregoing, it is our
opinion that:

     1. The Trust has been duly organized and is legally existing under the laws of the Commonwealth of Massachusetts.

     2.   The Trust is authorized to issue and
          unlimited number of shares.

          3.   The Rule 24f-2 Shares were legally
               issued and are fully paid and non-assessable.
               However, we note that
               as set forth in the Registration
               Statement, the Trust's shareholders
               might, under certain circumstances,
               be liable for transactions effected
               by the Trust.

          We hereby consent to the filing of this
opinion with the Commission together with the Rule
24f-2 Notice of the Trust, and to the filing of this opinion under the securities laws of any state.

          We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion herein involves the law of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of that Commonwealth and, where applicable, published cases, rules and regulations of regulatory bodies of that Commonwealth.

Very truly yours,

/s/ Shereff, Friedman, Hoffman & Goodman, LLP

Shereff, Friedman, Hoffman & Goodman, LLP

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